EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-80230, No. 333-32569, No. 333-57565, No. 333-99185, and No. 333-62570, each on Form S-8, and Amendment No. 1 to No. 33-84536, Amendment No. 4 to No. 333-70295, Post-Effective Amendment No. 1 to No. 333-92959, No. 333-103119, Amendment No. 1 to No. 333-123612, No. 333-126046 and No. 333-135195, each on Form S-3, of Camden Property Trust, of our reports dated February 28, 2007, relating to the financial statements and financial statement schedules of Camden Property Trust, and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2006.
Deloitte & Touche LLP
Houston, Texas
February 28, 2007